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                                   EXHIBIT A

      THE CONVERTIBLE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND THIS CONVERTIBLE NOTE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND SUCH LAWS AND THE RESPECTIVE RULES AND REGULATIONS THEREUNDER.

                                   C3D INC.

                         8.0% Series C Convertible Note
                              due October 31, 2001

CR-1                                                           December 24, 1999
$1,600,000

         FOR VALUE RECEIVED, the undersigned, C3D INC., a corporation organized and existing under the laws of the State of Florida (herein called the "Company"), hereby promises to pay to WINNBURN ADVISORY, a company organized under the laws of Nevis, or registered assigns, the principal sum of ONE MILLION SIX HUNDRED THOUSAND DOLLARS ($1,600,000) (such sum, together with interest capitalized pursuant to the following sentence, the "Principal") on October 31, 2001. Interest on the unpaid Principal balance at the rate of 8.0% per annum (computed on the basis of a 360-day year of twelve 30-day months) shall be added in arrears to the Principal.

         Payments of both Principal and interest are to be made at the address shown on the Company's registry or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note may be prepaid in whole or in part at anytime or from time to time without premium or penalty on the terms and conditions set forth in Section 4 of the Agreement.

         This Convertible Note is issued pursuant to that certain Purchase Agreement, dated as of December 24, 1999 (the "Agreement"), by and between the Company and the Investor named on the signature page thereof and is entitled to the benefits of the Agreement.

         This Convertible Note is a registered Convertible Note and, as provided in the Agreement, upon surrender of this Convertible Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing, a new Convertible Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this


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Convertible Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the Principal of this Convertible Note may be declared due and payable in the manner and with the effect provided in the Agreement. The Company agrees to pay, and save the holder hereof harmless against any liability for, any expenses, including reasonable attorney's fees, arising in connection with the enforcement by the holder hereof of any of its rights under this Convertible Note or the Agreement.

         Payment of Principal, premium (if any) and interest in respect of this Convertible Note are subordinate, to all principal of and interest on "Senior Debt."

         "Senior Debt" shall mean all obligations (whether now outstanding or hereafter incurred) for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise in respect of the principal, premium (if any), and unpaid interest on and all other amounts due with respect to Indebtedness incurred by the Company so long as such Indebtedness is not subodinated to any other Indebtedness of the Company and the terms of which do not restrict this Company's ability to pay any and all amounts due under this Convertible Note. The following shall not constitute Senior Debt: (a) Indebtedness evidenced by this Convertible Note or any extension or refunding thereof, (b) Indebtedness which is expressly made equal in right of payment with this Convertible Note or subordinate and subject in right of payment to this Convertible Note or (c) Indebtedness which purports to be senior to subordinated debt, including this Convertible Note, but subordinate to the Indebtedness described in the first sentence of this paragraph.

         This Convertible Note is convertible into shares of Common Stock (as defined in the Agreement) on the terms and conditions set forth in Section 9 of the Agreement.

         This Convertible Note is intended to be performed in the State of New York, and shall be construed and enforced in accordance with the law of such State, without giving effect to the conflicts or choice of law principles of such State.


                                       CD3 INC.

                                       By: /s/ Eugene Levich
                                           ---------------------------------
                                           Eugene Levich
                                           President and Chief Executive Officer


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